Exhibit 99.2

OM Group to Sell PVC Heat Stabilizer Product Line for Approximately $10 Million

CLEVELAND, Ohio, June 3, 2003 – OM Group, Inc. (NYSE: OMG) announced today that it has signed a letter of intent to sell its PVC Heat Stabilizer product line for approximately $10 million in cash.

OMG plans for this transaction to be completed on or before June 30, 2003, and will use the net proceeds to further reduce debt.

OM Group, Inc. through its operating subsidiaries, is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials.

Headquartered in Cleveland, Ohio, OMG operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For additional information on OMG, visit the company’s Web site at www.omgi.com.

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For more information: Greg Griffith, Director of Investor Relations, 216-263-7455.

NOTE TO EDITORS: OMG announced in a separate release this morning that it has entered into a definitive agreement to sell its Precious Metals Business to Umicore for €643 million (approximately $752 million) in cash.

Commentary on business trends and the Company’s financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company’s web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates. The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include the price and supply of the Company’s raw materials, particularly cobalt, copper, nickel and precious metals; the demand for the Company’s products; the effect of non-currency risks inherent in the Company’s operations in foreign countries including political, social, economic and regulatory factors; the effects of the substantial debt incurred in connection with the Company’s acquisitions or ability to refinance or repay debt; the effect of fluctuations in currency exchange rates on the Company’s international operations; the impact of the Company’s restructuring program on its continuing operations; the ability of the Company to identify potential buyers for its assets held for sale, and completing the sale of its Precious Metals business, which in turn may impact the Company’s ability to meet its debt covenants with respect to net proceeds from assets sales; the potential impact of the Company being named in a recent United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; and the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and the named executives.